Prospectus Supplement No. 7	Filed Pursuant to Rule 424(b)(7)
To Prospectus dated December 8, 2006	Registration No. 333-138866

$151,800,000

3½% Convertible Senior Notes due 2011
and Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement no. 7 updates and amends certain information contained in the prospectus dated December 8, 2006, supplemented by prospectus supplement no. 1, dated December 22, 2006, prospectus supplement no. 2, dated January 9, 2007, prospectus supplement no. 3, dated January 22, 2007, prospectus supplement no. 4, dated February 7, 2007, prospectus supplement no. 5, dated April 27, 2007, and prospectus supplement no. 6, dated June 4, 2007, relating to the offer and sale from time to time by certain selling securityholders of up to $151,800,000 aggregate principal amount of our 3½% convertible senior notes due 2011 and shares of our common stock issuable upon conversion of the notes.  The terms of the notes are set forth in the prospectus.  This prospectus supplement no. 7 is not complete without, and may not be utilized except in connection with, the accompanying prospectus, including any amendments or supplements thereto.  This prospectus supplement no. 7 is qualified by reference to the prospectus, prospectus supplement no. 1 dated December 22, 2006, prospectus supplement no. 2, dated January 9, 2007, prospectus supplement no. 3, dated January 22, 2007, prospectus supplement no. 4, dated February 7, 2007, prospectus supplement no. 5, dated April 27, 2007, and prospectus supplement no. 6, dated June 4, 2007, except to the extent that the information in this prospectus supplement no. 7 supersedes the information contained in the prospectus, prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus no. 4, prospectus no. 5 or prospectus no. 6.

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the risks that are described in the “Risk Factors” section of the accompanying prospectus beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement no. 7, the prospectus supplement no. 6, dated June 4, 2007, the prospectus supplement no. 5, dated April 27, 2007, the prospectus supplement no. 4, dated February 7, 2007, the prospectus supplement no. 3, dated January 22, 2007, the prospectus supplement no. 2 dated January 9, 2007, the prospectus supplement no. 1 dated December 22, 2006 or the prospectus dated December 8, 2006. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 7 is August 10, 2007

The information in the table under the caption “Selling SecurityHolders” in the prospectus dated December 8, 2006 as supplemented by the prospectus supplement no. 1 dated December 22, 2006, the prospectus supplement no. 2 dated January 9, 2007, the prospectus supplement no. 3, dated January 22, 2007, the prospectus supplement no. 4, dated February 7, 2007, the prospectus supplement no. 5, dated April 27, 2007, and the prospectus supplement no. 6, dated June 4, 2007 is modified by adding the information below with respect to persons not previously listed in the prospectus, and by superseding the information with respect to persons listed below who were previously listed in the prospectus or a prospectus supplement with the information that is set forth below.

SELLING SECURITYHOLDERS

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock that may be Offered(1)	Percentage of Common Stock Outstanding (%)(2)
Empyrean Capital Fund, LP(3)	1,304,700	*	116,299	116,299	*
Empyrean Capital Overseas Benefit Plan Fund, Ltd	0	*	0	0	*
Empyrean Capital Overseas Fund, Ltd (3)	2,695,500	1.8%	240,272	240,272	*

*                    Less than 1%.

(1)             Assumes conversion of all of the holder’s notes at a conversion rate of 89.1385 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion of Notes.”  As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)             Calculated based on Rule 13d-3(d)(1)(i), using 83,984,758 shares of common stock outstanding as of October 27, 2006. In calculating the amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other notes.

(3)             Tian Xue has sole voting control and sole investment control over these securities.

2